EXHIBIT 99(a)

(BW)(OH-BORDEN-CHEMICAL) Borden Chemical Files Registration Statement
for Initial Public Offering of its Common Stock

Business Editors

COLUMBUS, Ohio--(BUSINESS WIRE)--May 7, 2004--Borden Chemical, Inc. today filed a registration statement, which is not yet effective, with the U.S. Securities and Exchange Commission ("SEC") for a proposed public offering of its common stock.

Shares will be sold by a selling stockholder of the company, Borden Holdings, LLC, an affiliate of Kohlberg Kravis Roberts & Co. Borden Chemical will not receive any of the proceeds from the sale of shares by the selling stockholder.

Credit Suisse First Boston LLC and Morgan Stanley & Co. Incorporated are serving as joint book-running managers for the offering. Copies of the preliminary prospectus related to the offering, when available, may be obtained from the SEC by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, or by visiting http://www.sec.gov/.

Based in Columbus, Ohio, Borden Chemical, Inc. is a leading global source for industrial resins and adhesives, formaldehyde, UV light-curable coatings and adhesives, and other specialty products serving a broad range of markets including the forest products, construction, oilfield, composites, electronics, automotive and foundry industries.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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CONTACT: Borden Chemical, Inc.
Peter F. Loscocco, 614-225-4127
loscoccopf@bordenchem.com

180 East Broad Street Columbus, Ohio 43228 614-225-4000